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                                                                  Exhibit 3.1(a)

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                           SYNTA PHARMACEUTICALS CORP.
                         (Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware)

     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is Synta Pharmaceuticals Corp.

     2. The Certificate of Incorporation of the Corporation was filed on March 10, 2000 under the name Neutra Pharmaceuticals Corp. Thereafter a Certificate of Amendment of the Certificate of Incorporation was filed on July 12, 2001 that changed the name of the Corporation to Synta Pharmaceuticals Corp. The Certificate of Incorporation, as amended on July 12, 2001, September 5, 2002 and November 4, 2004, is hereby further amended to change the capitalization of the Corporation by striking Paragraph 4 of the Certificate of Incorporation, as amended, by replacing Paragraph 4 with the following new Paragraph 4.

     "4. The total number of shares that this Corporation shall have authority to issue is 150,000,000 shares of Common Stock, $.0001 par value per share designated as "Common Stock".

     Upon the effectiveness of this Certificate of Amendment, every 2.75 shares of Common Stock outstanding or held by the Corporation in its treasury shall be changed and reclassified into 1 share of Common Stock $.0001 par value per share, which shares shall be fully paid and nonassessable shares of Common Stock of the Corporation."

     3. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

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     Signed this    day of      , 2005.


                                    /s/ Safi R. Bahcall, Ph.D.
                                    -------------------------------------
                                    Safi R. Bahcall, Ph.D.
                                    President and Chief Executive Officer